Exhibit 99.1

Zymeworks Reports Financial Results for the Second Quarter of 2018

Vancouver, Canada (August 1, 2018) – Zymeworks Inc. (NYSE/TSX: ZYME), a clinical-stage biopharmaceutical company developing multifunctional therapeutics, today reported financial results for the second quarter ended June 30, 2018.

“This was a pivotal quarter for Zymeworks highlighted by the oral presentation of ZW25 clinical data at the ASCO annual meeting,” said Ali Tehrani, Ph.D., Zymeworks’ President & CEO. “With the completion of our subsequent financing, we are well capitalized to accelerate the clinical development of ZW25 into registrational studies.”

Dr. Tehrani continued, “We also have a number of important near-term catalysts including providing the refined regulatory strategy for ZW25, supported by a clinical update; filing an Investigational New Drug application for our novel bispecific antibody-drug conjugate, ZW49; and the initiation of clinical development by our partners for their Azymetric bispecific candidates as well as the establishment of new revenue-generating partnerships.”

Second Quarter 2018 Business Highlights and Recent Developments

•	Oral Presentation for ZW25 at the American Society of Clinical Oncology (ASCO) Annual Meeting

Updated clinical data continued to demonstrate robust single agent anti-tumor activity and tolerability across a range of HER2-expressing cancers including breast and gastric. Currently Zymeworks is evaluating ZW25 as a single agent and in combination with other cancer therapeutics.

•	Completed $97.8 Million Public Offering

Zymeworks closed a public offering of 6,210,000 common shares, including the full over-allotment of 810,000 additional shares, for gross proceeds of approximately $97.8 million.

•	Expanded Daiichi Sankyo Immuno-Oncology Collaboration Focused on Bispecific Antibodies

Zymeworks granted additional licenses enabling Daiichi Sankyo to develop two bispecific antibody therapeutics utilizing the Zymeworks’ Azymetric™ and EFECT™ technology platforms. Zymeworks received an upfront technology access fee of $18.0 million and may receive up to $466.7 million in milestone payments and up to double-digit tiered royalties on global product sales.

•	Expanded Corporate Collaboration with Celgene

Zymeworks expanded its relationship with Celgene. The research program term has been extended by two years and additional licenses for two products have been added for a total of 10 potential products under the collaboration. Zymeworks received an expansion fee of $4.0 million and may receive up to $328 million in additional milestone payments resulting in total potential milestones of $1.64 billion, plus royalties on worldwide sales.

Financial Results for the Three Months Ended June 30, 2018

Revenue for the three months ended June 30, 2018 was $22.0 million as compared to $1.3 million in the same period in 2017. The change between the two periods was primarily due to an $18.0 million upfront technology access fee related to a second licensing agreement with Daiichi Sankyo and a $4.0 million research program expansion fee from Celgene.

For the three months ended June 30, 2018, research and development expenditures were $15.4 million as compared to $8.3 million for the same period in the prior year. The change between the two periods was primarily due to increases in clinical costs for ZW25 as well as increased development costs for ZW49, investments in earlier stage R&D activities and platform technologies, and non-cash liability classified equity adjustments.

General and administrative expenses were $8.6 million for the three months ended June 30, 2018, and $2.3 million for the same period in 2017, primarily due increases in non-cash liability classified equity adjustments and stock-based compensation, as well as changes in compensation and professional fees associated with year-over-year corporate growth following the company’s initial public offering in 2017.

Non-cash charges for the three months ended June 30, 2018 included $3.1 million ($2.4 million in G&A and $0.7 million in R&D) related to the quarterly mark-to-market revaluation of liability classified equity adjustments (attributed to the accounting treatment of historical stock-based compensation in both Canadian and US dollars) and stock-based compensation.

The net loss for the three months ended June 30, 2018 was $5.9 million as compared to $11.0 million for the same period in 2017. Zymeworks expects R&D expenditures to increase over time due to the ongoing development of product candidates and other clinical, preclinical, and regulatory activities. Additionally, Zymeworks expects to continue receiving revenue from its existing and future strategic partnerships, including technology access fees and milestone-based payments. However, Zymeworks’ ability to receive these payments is dependent upon either Zymeworks or its collaborators successfully completing specified research and development activities.

As of June 30, 2018, Zymeworks had $166.2 million in cash and cash equivalents and short-term investments.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of complementary therapeutic platforms and its fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated product candidates. Zymeworks’ lead product candidate, ZW25, is a novel bispecific antibody currently being evaluated in an adaptive Phase 1 clinical trial. Zymeworks is also advancing a deep pipeline of preclinical product candidates and discovery-stage programs in immuno-oncology and other therapeutic areas. In addition to Zymeworks’ wholly owned pipeline, its therapeutic platforms have been further leveraged through multiple strategic partnerships with global biopharmaceutical companies.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements related to the expected clinical development of ZW25 and ZW49, preclinical development of Zymeworks’ product candidates, including the advancement of such product candidates through clinical trials, potential milestone payments, royalties and other revenue, expected research and development expenditures, and other information that is not historical information. When used herein, words such as “anticipate”, “plan”, “expect”, “will”, “may”, “continue”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Annual Report on Form 10-K for its fiscal year ended December 31, 2017 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.

ZYMEWORKS INC.

Condensed Interim Consolidated Statements of Loss

(Expressed in thousands of U.S. dollars except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue
Research and developmental collaborations	$22,000	$1,342	$22,040	$1,572
Operating expenses:
Research and development	15,368	8,289	28,453	17,347
Government grants and credits	—	—	—	(218)

	15,368	8,289	28,453	17,129
General and administrative	8,648	2,285	15,714	8,544
Impairment on acquired IPR&D	—	—	—	1,536

Total operating expenses	24,016	10,574	44,167	27,209

Loss from operations	(2,016)	(9,232)	(22,127)	(25,637)
Other (expense) income, net	(2,016)	(1,611)	(3,174)	(1,132)

Loss before income taxes	(4,032)	(10,843)	(25,301)	(26,769)
Income tax	(1,842)	(125)	(1,777)	(125)

Net loss and comprehensive loss	$(5,874)	$(10,968)	$(27,078)	$(26,894)

Net loss per common share:
Basic	(0.22)	(0.55)	(1.03)	(1.61)
Diluted	(0.22)	(0.63)	(1.03)	(1.73)
Weighted-average common shares outstanding:
Basic	26,869,829	20,915,608	26,168,387	17,071,108
Diluted	26,869,829	21,038,652	26,168,387	17,223,606

ZYMEWORKS INC.

Selected Condensed Consolidated Balance Sheet Data

(Expressed in thousands of U.S. dollars)

	June 30, 2018	December 31, 2017
	(unaudited)
Cash, cash equivalents and short-term investments	$166,227	$87,797
Working capital (unaudited)	148,518	77,674
Total assets	210,995	131,955
Accumulated deficit	(135,794)	(108,716)
Total shareholders’ equity	186,465	116,428

NON-GAAP FINANCIAL MEASURES

In addition to reporting financial information in accordance with U.S. generally accepted accounting principles (“GAAP”) in this press release, Zymeworks is also reporting normalized expenses and normalized loss per share, which are non-GAAP financial measures. Normalized expenses and normalized loss per share are not defined by GAAP and should not be considered as alternatives to net loss, net loss per share or any other indicator of Zymeworks’ performance required to be reported under GAAP. In addition, Zymeworks’ definitions of normalized expenses and normalized loss per share may not be comparable to similarly titled non-GAAP measures presented by other companies. Investors and others are encouraged to review Zymeworks’ financial information in its entirety and not rely on a single financial measure. As defined by Zymeworks, normalized expenses represent total research and development expenses and general and administrative expenses adjusted for non-cash stock based compensation expenses for equity and liability classified equity instruments.

Normalized expenses are a non-GAAP measure that Zymeworks believes is useful because it excludes those items that Zymeworks believes are not representative of Zymeworks’ operating expenses.

GAAP to Non-GAAP Reconciliations

(Expressed in thousands of U.S. dollars except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Research and development expenses	$15,368	$8,289	$28,453	$17,347
Stock based compensation for equity classified instruments	(621)	(345)	(1,033)	(46)
Stock based compensation for liability classified instruments	(690)	217	(1,470)	(926)

Normalized research and development expenses (Non-GAAP basis)	$14,057	$8,161	$25,950	$16,375
General and administrative expenses	$8,648	$2,285	$15,714	$8,544
Stock based compensation for equity classified instruments	(1,074)	(231)	(1,665)	(897)
Stock based compensation for liability classified instruments	(2,363)	1,700	(4,039)	234

Normalized general and administrative expenses (Non-GAAP basis)	$5,211	$3,754	$10,010	$7,881

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss per common share – Basic	(0.22)	(0.55)	(1.03)	(1.61)
Stock based compensation for equity classified instruments	0.06	0.03	0.10	0.06
Stock based compensation for liability classified instruments	0.11	(0.09)	0.21	0.04

Normalized net loss per common share – Basic (Non-GAAP basis)	(0.05)	(0.61)	(0.72)	(1.51)
Net loss per common share – Diluted	(0.22)	(0.63)	(1.03)	(1.73)
Stock based compensation for equity classified instruments	0.06	0.03	0.10	0.05
Stock based compensation for liability classified instruments	0.11	(0.09)	0.21	0.04

Normalized net loss per common share – Diluted (Non-GAAP basis)	(0.05)	(0.69)	(0.72)	(1.64)

Contacts:

Zymeworks Inc.

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Angela Bitting

(925) 202-6211

a.bitting@comcast.net